Exhibit 15.1

January 13, 2017

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the 13 weeks ended April 3, 2016 and March 29, 2015, and have issued our report dated May 4, 2016, for the 13 and 26 weeks ended July 3, 2016 and June 28, 2015, and have issued our report dated August 3, 2016, and for the 13 and 39 weeks ended October 2, 2016 and September 27, 2015, and have issued our report dated November 2, 2016. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 3, 2016, July 3, 2016, and October 2, 2016, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California